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                                                                   EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Pharmacy Management Services, Inc. 1990 Incentive and Non-Statutory Stock Option Plan, as amended, assumed by Beverly Enterprises, Inc.; and the Insta-care Holdings, Inc. First Employees Stock Option Plan, assumed by Beverly Enterprises, Inc. of our report dated February 3, 1995, with respect to the consolidated financial statements and schedule of Beverly Enterprises, Inc. included in its Annual Report on Form 10-K, as amended for the year ended December 31, 1994, filed with the Securities and Exchange Commission.

                               ERNST & YOUNG LLP



Little Rock, Arkansas
July 20, 1995